UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Procter & Gamble Company

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P&G Colleagues,

Today we issued our next letter in the series of letters to P&G shareholders about the ongoing proxy contest. We realize you have been receiving a lot of materials, but it is the nature of a proxy contest, and we thank you for your patience. I encourage you to read the letter when you have time. It highlights important details about the significant transformation the Company is achieving, with an emphasis on innovation that drives brand leadership. The letter also cites reasons why Nelson Peltz is NOT right for the P&G Board of Directors.

The letter reinforces that P&G is a profoundly different, much stronger, and more profitable Company than it was just a few years ago.

•	P&G has a much stronger portfolio today, positioned to win with 65 brands and 10 core categories where products solve problems and performance drives purchase.

•	P&G is the innovation leader in these categories with leadership market share positions. Recent innovation winners include Always Discreet, Always Radiant, Tide PODS, Ariel 3in1 PODS, Gain Flings, Downy Unstopables, Fairy Platinum, Cascade ActionPacs, Pampers Swaddlers, Pampers Pants, Venus Swirl, and Oral-B Genius… just to name a dozen.

•	P&G benefits from category-dedicated innovation teams that are supplemented with a small complement of corporate R&D resources. Corporate R&D, which includes Corporate Engineering, contributes to breakthrough product innovations across multiple categories such as Unit Dose technology, Air Assist flexible packaging, and PureCycle technology.

•	P&G brands are consistently ranked #1 in market share because they are the best at delivering noticeable superiority in their categories. P&G’s largest brands are the fastest growing. Among millennials, numerous top-selling brands such as Always, Tide, Downy, Dawn, Bounty, Charmin, Gillette and Crest hold the #1 market share position in the U.S.

We are also implementing significant productivity improvements to fuel sales and earnings growth and investments in our brands and categories. At the same time, we are simplifying our organization design to drive accountability for decisions and results by category. We know we have more to do to accelerate top-line progress as we continue to build our industry-leading margins. We are not standing still, and our ongoing transformation efforts are delivering results and creating value for shareholders.

The letter also answers the question often asked: “What’s the harm of adding one person to P&G’s Board?” It can be substantial, if it’s the wrong person. We have done our homework. P&G’s corporate governance standards are high and the Company believes adding the wrong person to P&G’s Board—like Nelson Peltz—will cause substantial harm. Mr. Peltz lacks specific qualities P&G is looking for in Board members. He does not come with positive recommendations from numerous directors, CEOs and senior executives who have worked with him. While P&G respects Mr. Peltz as an investor, the Company strongly believes he is not right for P&G’s Board.

We are on the right track, and we are continuing to raise the bar. P&G people are transforming the Company, and working with passion, ownership and commitment to create value for consumers and shareholders.

Thank you for all you are doing to stay focused on building our business and executing our strategy.

David

VOTE BLUE

Important Additional Information and Where to Find It

The Company has filed a definitive proxy statement on Schedule 14A and form of associated BLUE Proxy Card with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for its 2017 Annual Meeting of Shareholders (the “Definitive Proxy Statement”). The Company, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2017 Annual Meeting. Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise is set forth in the Definitive Proxy Statement. Details concerning the nominees of the Company’s Board of Directors for election at the 2017 Annual Meeting are included in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH OR FURNISHED TO THE SEC, INCLUDING THE COMPANY’S DEFINITIVE PROXY STATEMENT AND ANY SUPPLEMENTS THERETO AND ACCOMPANYING BLUE PROXY CARD, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the Definitive Proxy Statement and other relevant documents that the Company files with the SEC from the SEC’s website at www.sec.gov or the Company’s website at http://www.pginvestor.com as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC.